Exhibit 10.2

CONSULTING SERVICES AGREEMENT

          This Consulting Services Agreement (the "Agreement"), effective September 11, 2007, is made by and between IR.VN, LLC (the "Consultant") and Business.VN, Inc., a Nevada corporation (the "Company"). The Consultant and the Company shall hereafter be referred to individually as a "Party" and collectively as the "Parties.

WHEREAS, Consultant has extensive background in the area of shareholder relations, venture capital raising, and broker dealer networking;
WHEREAS, Consultant desires to be engaged by Company to provide consulting services to Company subject to the conditions set forth herein;

          WHEREAS, Company is a publicly traded corporation with its common stock shares trading on the Over the Counter Bulletin Board under the trading symbol BVNI and desires to further develop its business; and

WHEREAS, Company desires to engage Consultant to provide the Services in his area of knowledge and expertise on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration for those services Consultant agrees to provide to the Company, the Parties agree as follows:
1.	Services of Consultant.
(a)

Consultant will organize one-on-one meetings with potential large investors, stockbrokers, money managers, mutual funds, market makers, analysts and newsletter publishers. In addition, Consultant will have access to thousands of individual investors through its alliance network. Current and accurate information about the company will be provided with the ultimate goal of increasing Company's shareholders base and equity-financing marketplace.

(b)

Consultant will provide outbound phone calls to qualified stockbrokers through Consultant's network. The broker network ranges from small cap investments, to investors that speculate in small and micro-cap stocks. Consultant will evaluate market positioning and recommend financial communication products and services.

(c)

Consultant will contact Company's current shareholders to keep them updated and informed of all recent corporate developments. Consultant will send out the "InvestorRelations.vn Newsletter" to the database with approval from the Company. As necessary, Consultant will send out press releases, quarterly and annual financial reports and any other information relative to Company's progress. In doing so, Consultant is able to create and maintain a shareholder communications database that can be used for immediate and timely correspondence in the future.

(d)

A one-two-page fact sheet detailing critical and timely corporate or financial information can be released to thousands of investors and stockbrokers. Consultant will design a PDF one page fact sheet and a Corporate Summary PDF sheet. The necessary information and disclosures statements are properly covered to make it as effective marketing tool as possible. The Company will approve all information on the fact sheet before it is ever sent to the databases.

2.	Consideration for Services.
Company will compensate Consultant as follows:
(a)	Company will pay Consultant the sum of Five Thousand Dollars ($5,000.00) per month; and,
(b)	Company will issue 100,000 Restricted Shares of Company's stock to Consultant upon execution of this Agreement.
(c)	Company will issue an additional 150,000 Restricted Shares of Company's stock to Consultant on March 1, 2008.
(d)	Company grants Consultant and option to purchase 200,000 shares of the Company's restricted stock @ $.50 per share, which options expire 3 years from the effective date of this Agreement.
(e)

During the term of the Agreement, Consultant shall act as a non-exclusive financial advisor to the Company in connection with private placement financing transactions ("Financing Transactions"). In connection with advisory services related to Financing Transactions, the Company shall pay to Consultant, at Consultant's option in cash or shares at their then current market value, an amount equal to ten (10%) percent of the aggregate consideration up to One Million Dollars ($1,000,000) and a lesser percentage, subject to the mutual agreement of the parties, to the extent the Financing Transaction exceeds One Million Dollars ($1,000,000). The determination as to whether the terms of any proposed Financing Transaction is in the interest of the Company shall be determined by the Company's Board of Directors, in their sole, exclusive, and absolute discretion.

3.	Natural Person Requirement
The Company shall only issue securities to a named, natural person who is identified below:
Name:	IR.VN, LLC or designee
4.	Confidentiality.

Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party. Confidential Information need not be marked as confidential at the time of disclosure to receive "Confidential Information" protection as required herein, rather all information disclosed that, given the nature of the information or the circumstances surrounding its disclosure reasonably should be considered as confidential, shall receive "Confidential Information" protection.

5.	Indemnification.
(a)	Indemnification by Company.

The Company agrees to indemnify, defend, and shall hold harmless Consultant and/or its agents, and to defend any action brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Company's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Company, or (iv) arises out of the performance of Consultant's duties hereunder.

(b)	Indemnification by Consultant.

The Consultant agrees to indemnify, defend, and shall hold harmless Company, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

(c)	Notice.

In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6.	Termination and Renewal.
(a)	Term.

The term of this Agreement shall be one (1) year (the "Term") beginning on September 1, 2007 and shall automatically renew at the end of the Term unless terminated by the Parties pursuant to the requirements of Section 6(b).

(b)	Termination.

Either party may terminate this Agreement on thirty (30) calendar days written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement or at such time as mutually agreed to in writing by the Parties. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach this Agreement, and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing this Agreement.

(c)	Termination and Payment.

Upon any termination or expiration of this Agreement, Company shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement. And upon such termination, Consultant shall provide and deliver to Company any and all outstanding services due through the effective date of this Agreement.

7.	Remedies.

Should Consultant at anytime materially breach any of terms outlined in this Agreement, Company shall have the right to seek remedies, including but not limited to: i) a temporary restraining order and permanent injunction; or ii) cancellation of the interests underlying the stock certificates.

8.	Miscellaneous.
(a)	Independent Contractor.

Consultant is performing services hereunder as an independent contractor, and is responsible for all tax consequences flowing from this Agreement. As such, Consultant shall not be required to expend any specific amount of time in the performance of his duties hereunder, and may freely pursue other endeavors, although Consultant shall exert his best efforts and expend such time and resources as reasonably required to achieve Company's goals and meet Company's objectives.

(b)	Negative Covenants.

Consultant hereby covenants that at no time will he provide any service that directly or indirectly promotes or maintains a market for the Company's securities nor act as a conduit for distributing securities to the general public. Moreover, Consultant will not provide certain services including but not limited to: acting as a broker.

(c)	Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(d)	Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(e)	Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

(f)	Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

(g)	Amendment.
This Agreement may be amended only in a writing executed by all the parties hereto.
(h)	Severability.

Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

(i)	Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

If to Company:	Business.VN, Inc. Attn: Sheldon Silverman, C.E.O. 9449 Balboa Avenue, Suite 114 San Diego, CA 92123
If to Consultant:	IR.VN, LLC Attn: Larry Heuchert, President 3830 Valley Center Drive, Suite 705-315 San Diego, CA 92130-3307
(j)	Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

(k)	Governing Law.

This Agreement shall be governed by the interpreted in accordance with the laws of the State of California without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of California in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. Venue shall exclusively be in San Diego County.

(l)	Survival of Provisions.
The provisions contained in paragraphs 3, 4, 5 and 8(b) of this Agreement shall survive the termination of this Agreement.
Execution in Counterparts.
This Agreement may be executed via facsimile and in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on the date written above.

COMPANY: BUSINESS.VN, INC. /s/ Sheldon Silverman ____________________________________ By: Sheldon Silverman, C.E.O.

CONSULTANT: IR.VN, LLC. /s/ Larry Heuchert ___________________________________ By: Larry Heuchert, President